EXHIBIT 8.1

List of Subsidiaries

Wholly Owned Subsidiaries:

•                  ATA Testing Authority (Holdings) Limited, incorporated in the British Virgin Islands

•                  ATA Testing Authority (Beijing) Limited, incorporated in the People’s Republic of China

•                  ATA Learning (Beijing) Inc., incorporated in the People’s Republic of China

•                  Beijing Jindixin Software Technology Limited, incorporated in the People’s Republic of China

•                  Xing Wei Institute (Hong Kong) Limited, incorporated in Hong Kong

•                  Zhongxiao Zhixing Education Technology (Beijing) Limited, incorporated in the People’s Republic of China

Consolidated Affiliated Entity:

•                  ATA Online (Beijing) Education Technology Limited, incorporated in the People’s Republic of China